EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST ANNOUNCES FORMATION OF
ASHFORD HOSPITALITY SELECT
New Company Dedicated to Premium Branded Select-Service Hotels
DALLAS, January 29, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that the Company’s Board of Directors has approved the formation of Ashford Hospitality Select, Inc. (“Ashford Select”), a new privately-held company dedicated to investing primarily in existing premium branded, upscale and upper-midscale, select-service hotels, including extended stay hotels, in the United States. Ashford Select is expected to launch sometime in the first half of 2015.
Upon launch, Ashford Trust intends to contribute to Ashford Select a high-quality, geographically diverse portfolio of 16 of its existing select-service hotels, located in ten states, comprised of 2,560 total guestrooms and operated under upscale or upper-midscale premium brands affiliated with Marriott International, Inc. The estimated valuation of the 16 select-service hotels being contributed to Ashford Select is approximately $331 million, which equates to a trailing 12-month capitalization rate of approximately 7.5% on net operating income. This estimated valuation is solely based on two preliminary broker opinions of value (discussed in more detail below) and the final purchase price has not yet been determined. Ashford Trust expects the consideration to be payable through Ashford Select’s assumption of approximately $233 million of non-recourse property-level debt related to the initial properties, with the balance of the consideration payable in cash and/or equity interests in Ashford Select.
Ashford Trust also expects to grant Ashford Select a right of first offer to acquire any select-service hotels that Ashford Trust decides to sell in the future, subject to any prior rights of the managers of the hotels or other third parties.
The determination of the consideration payable by Ashford Select in exchange for the initial select-service hotel properties contributed by Ashford Trust, will be based on two or more broker opinions of value from nationally recognized hotel brokerage firms and other factors deemed relevant by a special committee of the Ashford Trust independent directors, which will negotiate and approve the final transaction terms and contribution price. Ashford Trust does not intend to make any cash contributions to Ashford Select, although in the future the Company may contribute additional select-service hotels in exchange for cash, equity interests in Ashford Select, assumption of debt or a combination of such consideration. Ashford Select expects to focus its investments on premium select-service brands primarily owned by Marriott, Hilton, Starwood, Hyatt and Intercontinental. Ashford Select will be advised by Ashford Inc. (NYSE MKT: AINC).
Upon the successful launch of Ashford Select’s new select-service platform, Ashford Trust’s investment strategy will be revised to focus on full-service, premium branded upscale, and upper-upscale hotels primarily located in major markets with RevPAR less than twice the national average.
The launch of Ashford Select’s select-service hotel platform is contingent upon, among other factors, the negotiation of definitive agreements (including the contribution agreement), the availability of acceptable financing, the receipt of all necessary third-party consents (including lender consents), the final approval of the special committee of Ashford Trust independent directors and other customary closing conditions.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the launch of the select-service hotel platform, the terms of the contribution of assets by Ashford Trust to Ashford Select, including the consideration payable to Ashford Trust, the business and investment strategies of Ashford Trust and Ashford Select, and current market trends and opportunities. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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